EXHIBIT 21.1

List of Subsidiaries

NAME	JURISDICTION
AmericanSingles.com, Inc.	USA (Delaware)
Doyoudo, Inc.	USA (Delaware)
HurryDate, LLC	USA (Delaware)
JDate Limited	England
MatchNet Büro	Germany
MatchNet Succursale	France
MingleMatch, Inc.	USA (Delaware)
SN Events, Inc	USA (Delaware)
SN Services, Inc.	USA (Delaware)
SocialNet, Inc	USA (Delaware)
Spark Networks (Israel) Limited	Israel
Spark Networks Canada Inc. / Spark Networks Canada Enterprises Inc.	Canada (Quebec)
VAP AG	Germany
Spark Networks plc	England and Wales